Exhibit 99.1

For Immediate Release

Company Contact:

Grant Williams

Chief Financial Officer

(303) 444-0900 x 2185

gwilliams@noof.com

New Frontier Media Reports Fiscal 2010 Fourth Quarter Results

BOULDER, COLORADO, June 10, 2010 — New Frontier Media, Inc. (Nasdaq/GS: NOOF), a leading provider of transactional television and the distribution of independent general motion picture entertainment, today reported its results for the fiscal 2010 fourth quarter and fiscal year ended March 31, 2010.

“New Frontier Media continued to advance its strategic objectives during the fourth quarter,” said Michael Weiner, chief executive officer of New Frontier Media, Inc.  “We grew international revenue within the Transactional TV segment by over 250% as compared to the same prior year quarter through new launches, gains in shelf space, and improved content performance.  Our domestic Transactional TV business appears to have stabilized.  Within the Film Production segment, our producer-for-hire arrangements generated approximately $3.9 million of revenue in the fourth quarter, and our distribution of mainstream content to cable platforms continued to provide meaningful growth for this segment.”

“For the fiscal year as a whole, we generated approximately $6.5 million in operating cash flows from continuing operations after dedicating approximately $1.8 million in cash to fund a producer-for-hire arrangement.  The $1.8 million is expected to flow back to the Company in the first half of fiscal year 2011 upon delivery of the remaining films and collection of the outstanding balance due.  We ended fiscal year 2010 with approximately $17.2 million in cash and only $1.0 million outstanding under our line of credit facility after paying down $2.0 million in the fourth quarter.”

Mr. Weiner continued, “Looking forward, we expect to continue our international success by expanding our footprint through new launches in new markets and improving our content performance and shelf space on existing international platforms.  In addition, we believe our efforts to improve consumer value domestically within the Transactional TV segment have stabilized the domestic revenue.  For the Film Production segment, we expect to deliver our fourth installment of an episodic series and are optimistic that we will also complete a new producer-for-hire arrangement in fiscal year 2011. We also believe the momentum we established with our distribution of mainstream content to cable platforms and to retail DVD markets will continue into fiscal year 2011 and drive growth for our repped content. Overall, we expect our strong cash position and ability to execute our strategic objectives will result in a solid year for New Frontier Media in fiscal 2011.”

Fourth Fiscal Quarter Financial Highlights: March 31, 2010 Compared to March 31, 2009

•                  Revenue was $15.1 million as compared to $13.6 million in the same prior year quarter and reflected the following results:

•                  Transactional TV segment revenue was $9.3 million as compared to $10.7 million in the same prior year quarter.

•                  Video-on-demand (“VOD”) revenue was $5.5 million as compared to $6.1 million in the same prior year quarter and declined as a result of lower domestic revenue primarily because the prior year fourth quarter included $0.9 million of revenue from the settlement of certain paid and unpaid claims that did not recur in the 2010 quarter.  Revenue from the largest cable operator in the U.S. also declined, and we believe the decline is due to lower consumer discretionary spending in response to the economic downturn.  The declines were partially offset by a $0.8 million increase in international VOD revenue.

•                  Pay-per-view (“PPV”) revenue was $3.6 million as compared to $4.4 million in the same prior year quarter, and the decline in revenue is primarily due to the loss of a channel on the largest direct broadcast satellite provider in the U.S. in November 2009 and a reduction in existing consumer buys due to the economic downturn.  The declines in revenue were partially offset by a $0.2 million increase in international PPV revenue.

•                  Film Production segment revenue increased to $5.6 million from $2.6 million in the same prior year quarter.

•                  Owned content revenue declined to $1.0 million from $2.1 million primarily because the prior year quarter included revenue from the partial delivery of the third installment of an episodic series, and no similar episodic series revenue recurred in the fourth quarter of fiscal year 2010.

•                  Repped content revenue increased by $0.2 million to $0.5 million primarily due to higher revenue from the distribution of horror film content to home video and VOD platforms through our arrangement with a mainstream film distributor and from the distribution of mainstream content through retail DVD markets.

•                  Producer-for-hire and other revenue increased by $3.9 million due to the completion of a $2.6 million producer-for-hire transaction as well as the initial delivery of films from a second producer-for-hire arrangement which generated approximately $1.3 million of revenue.

•                  Direct-to-Consumer segment revenue was approximately $0.2 million and was generally consistent with the same prior year quarter.

•                  Cost of sales increased to $7.4 million as compared to $4.3 million in the same prior year period primarily due to production costs realized in connection with producer-for-hire revenue.

•                  Operating expenses increased to $12.6 million as compared to $5.5 million and were primarily impacted by the following:

•                  non-cash impairment charges recorded within the Film Production segment including a $4.9 million goodwill impairment charge, a $1.2 million film cost impairment charge, and a $0.8 million recoupable costs and producer advances impairment charge; and

•                  a $0.5 million increase in Transactional TV segment expenses associated with business development consulting fees as well as additional advertising and promotion costs.

•                  The loss from continuing operations for the quarter, which included approximately $7.1 million in non-cash goodwill and other impairment charges, was $4.8 million, or $0.25 per share, as compared to income from continuing operations of $2.2 million, or $0.11 per share, in the same prior year quarter.

•                  During the fourth quarter of fiscal year 2010, the Company discontinued the operations of the Internet Protocol Television (“IPTV”) set-top box business primarily due to lower than expected performance throughout fiscal year 2010.  The results of the IPTV set-top box business were previously reported within the Direct-to-Consumer segment.

Fiscal Year Financial Highlights:  March 31, 2010 Compared to March 31, 2009

Net sales were $50.4 million for fiscal year 2010 as compared to $52.6 million in the prior fiscal year.  The Company reported a loss from continuing operations of $1.1 million, or $0.06 per share, in fiscal year 2010 as compared to a loss of $3.0 million, or $0.13 per share, in the prior fiscal year. The fiscal year 2010 results included a $4.9 million non-cash goodwill impairment charge, a $1.2 million non-cash film cost impairment charge, and a $0.8 million non-cash recoupable costs and producer advances impairment charge.  The fiscal year 2009 results included a $10.0 million non-cash goodwill impairment charge and a $1.1 million non-cash film cost impairment charge.  Cash provided by operating activities of continuing operations in fiscal year 2010 was $6.5 million as compared to $10.7 million during the prior fiscal year.  Cash flows from operations during fiscal year 2010 reflect $1.8 million of cash outflows related to producer-for-hire services that the Company expects to fully recover in the next six months.

Conference Call Information

New Frontier Media, Inc. will be conducting its conference call and web cast to discuss earnings today at 11 a.m. Eastern Time.  The participant phone number for the conference call is (877) 941-8610. To participate in the web cast please log onto www.noof.com and click on “Investor Relations” and then “Calendar of Events”.  A replay of the conference call will be available for seven days beginning after 1 p.m. Eastern Time on June 10, 2010 at (800) 406-7325, access code 4313809.  The replay will also be archived for twelve months on the corporate web site at www.noof.com. This press release can be found on the company’s corporate web site, www.noof.com, under “Investor Relations/News Releases”.

Cautionary Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements are based on current expectations, estimates and projections made by management. These forward-looking statements are covered by the safe harbor provisions for forward-looking statements. Words such as “anticipates”, “expects”, “intends”, “plans”, “believes’’, “seeks”, “estimates”, or variations of such words are intended to identify such forward-looking statements.  For example, our stated expectation regarding the recovery of our producer-for-hire cash outflows in the next six months is a forward looking statement.  The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth or implied by any forward-looking statements.  All forward-looking statements made in this press release are made as of the date hereof, and the Company assumes no obligation to update the forward-looking statements included in this news release whether as a result of new information, future events, or otherwise. Please refer to the Company’s most recent Form 10-K and other filings with the Securities and Exchange Commission (“SEC”) for additional information regarding risks and uncertainties, including, but not limited to, the risk factors listed from time to time in such SEC reports.  Copies of these filings are available through the SEC’s electronic data gathering analysis and retrieval (EDGAR) system at www.sec.gov.

ABOUT NEW FRONTIER MEDIA, INC.

New Frontier Media, Inc. is a leading producer and distributor of branded television networks and on-demand programming. The Company delivers nine full-time transactional adult-themed pay-per-view networks as well as video-on-demand services to cable and satellite operators world-wide. The Company’s programming originates at New Frontier Media’s state of the art digital broadcast center in Boulder, Colorado. The Company owns thousands of hours of digital content and partners with movie studios to bring together a variety of transactional adult entertainment available today.

New Frontier Media’s Film Production segment produces original motion pictures that are distributed in the U.S. on premium movie channels, such as Cinemax® and Showtime®, and internationally on similar services. The Film Production segment also develops and produces original event programming that is widely distributed on satellite and cable pay-per-view. This segment also represents the work of a full range of independent film producers in markets around the globe.

The Company is headquartered in Boulder, Colorado, and its common stock is listed on the Nasdaq Global Select Market under the symbol “NOOF.” For more information about New Frontier Media, Inc. contact Grant Williams, Chief Financial Officer, at (303) 444-0900, extension 2185, and please visit our web site at www.noof.com.

Consolidated Operating Results

(in thousands, except per share amounts)

	(Unaudited)		(Unaudited)
	Three Months Ended March 31,		Year Ended March 31,
	2010	2009	2010	2009

Net revenue	$15,087	$13,568	$50,428	$52,595

Cost of sales	7,400	4,310	19,858	15,938

Gross margin	7,687	9,258	30,570	36,657

Operating expenses excluding impairment charges	5,473	5,413	23,478	24,842
Charge for goodwill impairment	4,856	—	4,856	10,009
Charge for restructuring and asset impairments other than goodwill	2,288	106	2,329	1,298
Total operating expenses	12,617	5,519	30,663	36,149

Operating income (loss)	(4,930)	3,739	(93)	508

Other income (expense)	(13)	(48)	(182)	431

Income (loss) from continuing operations before provision for income taxes	(4,943)	3,691	(275)	939

Provision for income taxes	134	(1,456)	(838)	(3,909)

Income (loss) from continuing operations	(4,809)	2,235	(1,113)	(2,970)

Loss from discontinued operations, net of income tax benefit of $149, $629, $391 and $1,313, respectively	$(267)	$(1,044)	$(625)	$(2,218)

Net income (loss)	$(5,076)	$1,191	$(1,738)	$(5,188)

Basic income (loss) per share:
Continuing operations	$(0.25)	$0.11	$(0.06)	$(0.13)
Discontinued operations	(0.01)	(0.05)	(0.03)	(0.10)
Net basic income (loss) per share(1)	$(0.26)	$0.06	$(0.09)	$(0.24)

Diluted income (loss) per share:
Continuing operations	$(0.25)	$0.11	$(0.06)	$(0.13)
Discontinued operations	(0.01)	(0.05)	(0.03)	(0.10)
Net diluted income (loss) per share(1)	$(0.26)	$0.06	$(0.09)	$(0.24)

Average outstanding shares of common stock	19,454	19,921	19,481	22,039
Common stock and common stock equivalents	19,454	19,921	19,481	22,039

(1) May not sum due to rounding.

Consolidated Balance Sheets

(in thousands)

	March 31, 2010	March 31, 2009
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$17,187	$16,049
Restricted cash	112	16
Investments-other	—	90
Accounts receivable, net	10,112	10,242
Deferred producer-for-hire costs	625	60
Taxes receivable	944	683
Deferred tax assets	—	358
Prepaid and other assets	1,749	1,592
Total current assets	30,729	29,090
Equipment and furniture, net	4,557	5,573
Content and distribution rights, net	11,316	10,933
Recoupable costs and producer advances, net	3,421	4,999
Film costs, net	5,705	6,672
Goodwill	3,743	8,599
Other identifiable intangible assets, net	673	1,630
Deferred tax assets	349	—
Other assets	1,320	1,043
Total assets	$61,813	$68,539

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$1,103	$2,144
Producers payable	951	950
Deferred revenue	685	737
Accrued compensation	1,802	1,188
Deferred producer liabilities	1,377	1,970
Short-term debt	1,000	4,000
Deferred tax liabilities	107	—
Accrued and other liabilities	1,823	2,112
Total current liabilities	8,848	13,101
Deferred tax liabilities	—	903
Taxes payable	309	242
Other long-term liabilities	528	718
Total liabilities	9,685	14,964

Commitments and contingencies

Shareholders’ equity:
Common stock	2	2
Additional paid-in capital	54,929	54,702
Accumulated deficit	(2,735)	(997)
Accumulated other comprehensive loss	(68)	(132)
Total shareholders’ equity	52,128	53,575
Total liabilities and shareholders’ equity	$61,813	$68,539

Consolidated Statements of Cash Flows

(In thousands)

	(Unaudited)
	Year Ended March 31,
	2010	2009
Cash flows from operating activities:
Net loss	$(1,738)	$(5,188)
Add: Loss from discontinued operations	625	2,218
Loss from continuing operations	(1,113)	(2,970)
Adjustments to reconcile loss from continuing operations to net cash provided by operating activities of continuing operations:
Depreciation and amortization	8,835	8,706
Share-based compensation	555	907
Deferred taxes	(925)	625
Charge for asset impairments	7,185	11,307
Reversal of uncertain tax positions	—	(429)
Reversal of interest expense for uncertain tax positions	—	(429)
Changes in operating assets and liabilities:
Accounts receivable	(172)	3,635
Accounts payable	(705)	(537)
Content and distribution rights	(4,060)	(4,171)
Film costs	(2,919)	(2,762)
Deferred producer-for-hire costs	(566)	(60)
Deferred revenue	(60)	(263)
Producers payable	1	(62)
Taxes receivable and payable	172	1,082
Accrued compensation	649	(637)
Recoupable costs and producer advances	807	(2,751)
Other assets and liabilities	(1,211)	(531)

Net cash provided by operating activities of continuing operations	6,473	10,660
Net cash used in operating activities of discontinued operations	(1,061)	(2,155)
Net cash provided by operating activities	5,412	8,505
Cash flows from investing activities:
Purchases of investments	(1,000)	(2,011)
Redemptions of investments	1,090	2,846
Purchases of equipment and furniture	(1,064)	(2,307)
Purchases of intangible assets	(108)	(297)
Payment of related party note arising from business acquisition	—	(21)

Net cash used in investing activities of continuing operations	(1,082)	(1,790)
Net cash provided by (used in) investing activities of discontinued operations	9	(906)
Net cash used in investing activities	(1,073)	(2,696)
Cash flows from financing activities:
Payments on short-term debt	(6,000)	—
Proceeds from short-term debt	3,000	4,000
Purchases of common stock	(123)	(9,058)
Payment of long-term seller financing	(75)	—
Payment of dividends	—	(2,982)

Net cash used in financing activities of continuing operations	(3,198)	(8,040)
Net cash provided by (used in) financing activities of discontinued operations	—	—
Net cash used in financing activities	(3,198)	(8,040)

Net increase (decrease) in cash and cash equivalents	1,141	(2,231)
Effect of exchange rate changes on cash and cash equivalents	(3)	(45)
Cash and cash equivalents, beginning of period	16,049	18,325

Cash and cash equivalents, end of period	$17,187	$16,049

Segment Summary Data (1)

(In millions)

	(Unaudited)			(Unaudited)
	Three Months Ended March 31,			Year Ended March 31,
	2010	2009	% change	2010	2009	% change

Net revenue from continuing operations
Transactional TV	$9.3	$10.7	-13%	$37.4	$42.6	-12%
Film Production	5.6	2.6	#	12.0	8.6	40%
Direct-to-Consumer	0.2	0.3	-33%	1.0	1.5	-33%
Total net revenue	15.1	13.6	11%	50.4	52.6	-4%

Cost of sales from continuing operations
Transactional TV	3.1	3.0	3%	11.9	11.5	3%
Film Production	4.0	1.1	#	6.6	3.6	83%
Direct-to-Consumer	0.3	0.3	0%	1.4	0.9	56%
Total cost of sales	7.4	4.3	72%	19.9	15.9	25%

Operating expenses from continuing operations
Transactional TV	2.8	2.3	22%	10.3	9.5	8%
Film Production(2)	7.8	1.2	#	10.9	15.9	-31%
Direct-to-Consumer	0.4	0.3	33%	0.6	0.9	-33%
Corporate Administration	1.7	1.8	-6%	8.8	9.9	-11%
Total operating expenses	12.6	5.5	#	30.7	36.1	-15%

Operating income (loss) from continuing operations
Transactional TV	3.5	5.4	-35%	15.1	21.6	-30%
Film Production	(6.3)	0.3	#	(5.4)	(10.9)	50%
Direct-to-Consumer	(0.5)	(0.3)	-67%	(0.9)	(0.3)	#
Corporate Administration	(1.7)	(1.8)	6%	(8.8)	(9.9)	11%
Total operating income (loss)	$(4.9)	$3.7	#	$(0.1)	$0.5	#

(1) Amounts in this schedule may not sum due to rounding.

(2) Operating expenses during the quarter and fiscal year ended March 31, 2010 included a $4.9 million goodwill impairment charge, a $1.2 million film cost impairment charge and a $0.8 million recoupable cost impairment charge.  Operating expenses during the fiscal year ended March 31, 2009 included a $10.0 million goodwill impairment charge and a $1.1 million film cost impairment charge.

# Represents an increase or decrease in excess of 100%.

Supplemental Revenue Data (1)

(In millions)

	(Unaudited)			(Unaudited)
	Three Months Ended March 31,			Year Ended March 31,
	2010	2009	% change	2010	2009	% change

Transactional TV
VOD	$5.5	$6.1	-10%	$20.4	$22.2	-8%
PPV	3.6	4.4	-18%	16.1	19.5	-17%
Other	0.3	0.2	50%	0.8	0.8	0%
Total	$9.3	$10.7	-13%	$37.4	$42.6	-12%

Film Production
Owned content	$1.0	$2.1	-52%	$5.5	$6.7	-18%
Repped content	0.5	0.3	67%	2.2	1.3	69%
Producer-for-hire and other	4.0	0.1	#	4.3	0.5	#
Total	$5.6	$2.6	#	$12.0	$8.6	40%

Direct-to-Consumer
Net membership	$0.2	$0.2	0%	$0.9	$1.2	-25%
Other	—	—	0%	0.1	0.2	-50%
Total	$0.2	$0.3	-33%	$1.0	$1.5	-33%

(1) Amounts in this schedule may not sum due to rounding.

# Represents an increase or decrease in excess of 100%.